Exhibit 5.1

1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889 www.egsllp.com

April 3, 2026

Trio Petroleum Corp.

23823 Malibu Road Suite 304

Malibu, CA 90265

Re: Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Trio Petroleum Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of up to 1,359,024 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”). This opinion letter is furnished to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) (ii) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (iii) the Asset Purchase Agreement between the Company, its wholly-owned subsidiary and one of the Selling Stockholders, dated December 30, 2025; (iv) the Registration Rights Agreement between the Company and such Selling Stockholder, dated as of December 30, 2025; (v) the Settlement and Release Agreement between the Company and the other Selling Stockholder, dated as of March 24, 2026; and (v) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, were duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including all reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Ellenoff Grossman & Schole LLP

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP